Exhibit 99.1
MEDQUIST PROVIDES UPDATE ON SPECIAL DIVIDEND TIMING
MOUNT LAUREL, N.J. October 8, 2010 — MedQuist Inc. (Nasdaq: MEDQ), a leading provider of integrated clinical documentation solutions for the U.S. healthcare industry, has previously announced that in connection with entering into definitive agreements relating to a $310 million financing consisting of a $225 million senior secured credit facility and the issuance of $85 million of senior subordinated notes, the Board of Directors of MedQuist has declared a special cash dividend of $4.70 per share to all MedQuist shareholders of record as of October 11, 2010. The closing of the financing and the payment of the special cash dividend are conditioned upon the satisfaction of customary closing conditions under the financing agreements. MedQuist currently expects that the payment date for the special cash dividend will be October 15, 2010. Under NASDAQ rules applicable to cash dividends which are 25% or greater of the value of the subject security, MedQuist anticipates that the ex-dividend date will be the first business day following the dividend payment date, but no assurance can be given by MedQuist that this will be the case and the determination of the ex-dividend date will be made by NASDAQ upon notification that the conditions to the payment of the dividend have been satisfied.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements include, without limitation, statements regarding the terms of the transactions described herein and any other statements that are not historical facts. These risks and uncertainties include the timing and satisfaction of conditions for the proposed transactions. Other risks and uncertainties relating to our business and our financial condition are more fully described in documents filed by MedQuist with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
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Contacts:
MedQuist Investor Relations
Phone: 856-206-4567